Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-223411) and on Form S-8 (No. 333-200456) of Triumph Bancorp, Inc. of our report dated March 23, 2018, with respect to the consolidated balance sheets of First Bancorp of Durango, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, which report is included in the Form 8-K/A of Triumph Bancorp, Inc. filed on November 5, 2018.

/s/ Fortner, Bayens, Levkulich, & Garrison, P.C.

Denver, Colorado

November 5, 2018